EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Inphi Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 6, 2015